Tel: +61 2 9251 4100
Fax: +61 2 9240 9821
www.bdo.com.au

Level 11, 1 Margaret St
Sydney NSW 2000
Australia

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Naked Brand Group Limited

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Naked Brand Group Limited (this "Registration Statement") of our report dated January 3, 2020, relating to the consolidated financial statements of Naked Brand Group Limited, which are incorporated by reference in this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

BDO Audit Pty Ltd

BDO

Tim Aman
Director

Sydney, Australia

January 3, 2020